Rule 424(b)(3)
                                                                   No. 333-98047

                        CNL HOSPITALITY PROPERTIES, INC.

         This Supplement is part of, and should be read in conjunction with, the Prospectus dated April 30, 2003. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

         Information as to proposed Properties for which the Company has entered into initial commitments to acquire and as to the number and types of Properties acquired by the Company is presented as of June 19, 2003, and all references to commitments or Property acquisitions should be read in that context. Proposed Properties for which the Company enters into initial commitments to acquire, as well as Property acquisitions that occur after June 19, 2003, will be reported in a subsequent Supplement.


                               RECENT DEVELOPMENTS

         On May 8, 2003, the Company and RFS Hotel Investors, Inc., a Tennessee REIT ("RFS"), entered into an agreement under which the Company, through its subsidiaries, will acquire RFS for approximately $383 million in cash ($12.35 per share). Upon consummation of the transactions contemplated by such agreement, RFS, which is currently publicly traded on the New York Stock Exchange under the symbol "RFS", will cease to exist as a separate corporate entity and its assets will be held by indirect wholly owned subsidiaries of the Company. Upon closing such transaction, the Company will assume the outstanding debt of RFS and its subsidiaries (approximately $304.6 million as of March 31,
2003). The Company has received a commitment to initially finance the transaction with a bridge loan of up to $320 million from an affiliate of Bank of America, which is expected to be repaid with proceeds from the issuance of debt securities and proceeds that the Company receives from the sale of its Common Stock through this offering. On May 9, 2003, in a separate transaction, the Company purchased from RFS one million newly issued shares of RFS's common stock at a price per share of $12.35.

         RFS owns 57 hotels with approximately 8,300 rooms located in 24 states. Brands under which RFS hotels are operated include Sheraton(R), Residence Inn(R) by Marriott(R), Hilton(R), Doubletree(R), Holiday Inn(R), Hampton Inn(R), and Homewood Suites by Hilton(R). Flagstone Hospitality Management LLC, which currently manages 50 of the 57 hotel properties in the RFS portfolio, is expected to continue to do so after the transaction is completed. This transaction is expected to close in July 2003 and will provide further brand and geographic diversification to the Company's current portfolio of hotels. Subsequent to this transaction, the Company is expected to own interests in a total of 120 hotel properties with approximately 25,000 rooms located in 35 states. The closing of this transaction is subject to the fulfillment of certain conditions, such as, approval by RFS shareholders and limited partners, customary regulatory approvals and other closing conditions. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that this transaction will occur.

         On May 23, 2003, the Company acquired a Marriott Hotel located in Seattle, Washington (the "Seattle Waterfront Marriott"). The Seattle Waterfront Property includes 358 guest rooms, an 8,200 square-foot ballroom, 11,000 square feet of meeting space, an indoor/outdoor pool and an exercise facility. The Property is located at the western end of the downtown retail and business district.

         As of June 19, 2003, the Company owned interests in 64 Properties, including 18 Properties through joint ventures, a parcel of land on which a hotel is being developed, a leased parcel of land on which a hotel is being developed and one property on which a hotel is being renovated. In addition to the 57 Properties referenced above in connection with the RFS transaction, the Company also has a commitment to acquire one additional Property. The Company leases Properties, and expects to continue to lease its Properties, primarily to indirect subsidiaries of the Company with management of the Properties performed by third-party hotel operators under affiliations with national hotel brands. Other Properties are leased on a triple-net basis to third-party operators. Of the Properties in which it owns interests, including the parcel of land on which a hotel is being developed, the leased parcel of land on which a hotel is being developed and the property on which a hotel is being renovated, the Company has leased or will lease 52 to subsidiaries, with management performed by third-party operators, and has leased 12 on a triple-net basis to third-party operators. As of June 19, 2003, of the 58 hotel Properties expected to be acquired, 53 Properties are expected to be leased to indirect subsidiaries of the Company with management performed by third-party operators and five Properties are expected to be leased on a triple-net basis to third-party operators.


July 7, 2003                                     Prospectus dated April 30, 2003

         The Board of Directors declared distributions of $0.06458 per Share to stockholders of record on April 1, May 1 and June 1, 2003, payable by June 30, 2003. Distributions for the 12-month period ended May 31, 2003 represent a historical return of 7.75%.


                                  THE OFFERINGS

         As of June 19, 2003, the Company had received subscriptions from this offering for approximately 30.7 million Shares totalling $307 million in Gross Proceeds. As of June 19, 2003, the Company had received aggregate subscriptions for approximately 163 million Shares totalling approximately $1.6 billion in gross proceeds, including approximately 0.9 million Shares (approximately $9 million) issued pursuant to the Reinvestment Plan, from its Prior Offerings and this offering. As of June 19, 2003, net proceeds to the Company from its Prior Offerings and this offering, loan proceeds and capital contributions from the Advisor, after deduction of selling commissions, marketing support fees, due diligence expense reimbursements and Offering Expenses, totalled approximately $1.92 billion. The Company had used approximately $907 million of net offering proceeds and approximately $332 million of loan proceeds to invest in 46 hotel Properties. In addition, the Company had used approximately $232 million to invest in 18 Properties through seven joint ventures, approximately $27 million to invest in securities of other REITs, approximately $10 million to redeem approximately 1.1 million Shares of Common Stock, approximately $160 million to pay down the various lines of credit and approximately $114 million to pay Acquisition Fees and certain Acquisition Expenses, leaving approximately $136 million available for investment in Properties, Mortgage Loans and other permitted investments.


                                    BUSINESS

PROPERTY ACQUISITIONS

         From April 22, 2003 through June 19, 2003, the Company acquired one Property. In connection with the purchase of this Property, the Company, as lessor, entered into a lease agreement with a taxable REIT subsidiary, as lessee. The management of the Property will be performed by a third-party operator. The general terms of the lease agreement are described in the section of the Prospectus entitled "Business -- Description of Property Leases."

         The following table sets forth the location of the Property described above and a summary of the principal terms of the acquisition and lease of the Property.



                                                                                 PROPERTY ACQUISITIONS
                                                                       From April 22, 2003 through June 19, 2003

                                                                 Purchase            Date          Lease Expiration and
                    Property Location                            Price (1)         Acquired           Renewal Options
-----------------------------------------------------------    --------------     ------------    ------------------------

Marriott Hotel (1) (2)                                         $88,900,000         05/23/03       05/2008; five
(the "Seattle Waterfront" Property)                            (3)                                five-year renewal
Newly constructed hotel                                                                           options



                                                                        Minimum
                    Property Location                               Annual Rent (2)                Percentage Rent
-----------------------------------------------------------    --------------------------    -----------------------------

Marriott Hotel (1) (2)                                         The greater of (i)              See Minimum Annual Rent
(the "Seattle Waterfront" Property)                            $5,334,000 or (ii) a
Newly constructed hotel                                        percentage of gross
                                                               revenues of the Property
                                                               ranging from 15% to 35%
                                                               for the  applicable year,
                                                               designed to result in a
                                                               minimum return of
                                                               approximately  10.75% (1)


The Seattle Waterfront Property is located in Seattle, Washington, at the western end of the downtown retail and business district. The Property includes 358 guest rooms, an 8,200 square-foot ballroom, 11,000 square feet of meeting space, an indoor/outdoor pool and an exercise facility.


FOOTNOTES:


(1) The lessee of this Property is an indirect wholly owned subsidiary of the Company and the Property is operated by a third-party manager. For Properties subject to this arrangement, the Company's consolidated financial statements will report the hotels' operating revenues and expenses rather than rent contractually due under the leases with our subsidiaries.

(2) The Company entered into a development services agreement for this Property under which a wholly owned subsidiary of the Advisor received a Development Fee equal to approximately 3% of the cost of development of the Property for providing development services to such Property. The hotel opened for business in April 2003.

(3) The Company plans to obtain Permanent Financing totalling approximately $50 million relating to this Property.




         In addition to the above acquisition, on May 21, 2003, the Company invested an additional $5 million in convertible preferred partnership units of Hersha Hospitality Limited Partnership ("HLP"). The Company has committed to invest up to an additional $10 million in HLP and up to $40 million in joint ventures with HLP. For information concerning the HLP investment, see the Prospectus dated April 30, 2003.

         In connection with the pending RFS acquisition, in a separate transaction on May 9, 2003, the Company purchased from RFS one million newly issued shares of RFS's common stock at a price per share of $12.35 for a total cost of $12,350,000.

PENDING INVESTMENTS

         On May 8, 2003, the Company and RFS entered into an agreement under which the Company, through its subsidiaries, will acquire RFS for approximately $383 million in cash ($12.35 per share). Upon consummation of the transactions contemplated by such agreement, RFS, which is currently publicly traded on the New York Stock Exchange under the symbol "RFS", will cease to exist as a separate corporate entity and its assets will be held by indirect wholly owned subsidiaries of the Company. Upon closing such transaction, the Company will assume the outstanding debt of RFS and its subsidiaries (approximately $304.6 million as of March 31, 2003). The Company has received a commitment to initially finance the transaction with a bridge loan of up to $320 million from an affiliate of Bank of America, which is expected to be repaid with proceeds from the issuance of debt securities and proceeds that the Company receives from the sale of its Common Stock through this offering. Additionally, under the terms of RFS's outstanding 9.75% Senior Notes due 2012, the acquisition will constitute a change of control. Accordingly, the Company is required to offer to repurchase the Senior Notes at 101% of principal value, plus accrued and unpaid interest. On May 9, 2003, in a separate transaction, the Company purchased from RFS one million newly issued shares of RFS's common stock at a price per share of $12.35.

         RFS owns 57 hotels with approximately 8,300 rooms located in 24 states. Brands under which RFS hotels are operated include Sheraton, Residence Inn by Marriott, Hilton, Doubletree, Holiday Inn, Hampton Inn, and Homewood Suites by Hilton. Flagstone Hospitality Management LLC, which currently manages 50 of the 57 hotel properties in the RFS portfolio, is expected to continue to do so after the transaction is completed. This transaction is expected to close in July 2003 and will provide further brand and geographic diversification to the Company's current portfolio of hotels. Subsequent to this transaction, the Company is expected to own interests in a total of 120 hotel properties with approximately 25,000 rooms located in 35 states. The closing of this transaction is subject to the fulfillment of certain conditions, such as, approval by RFS shareholders and limited partners, customary regulatory approvals and other closing conditions. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that this transaction will occur. If this transaction occurs, the terms of the leases of these Properties are expected to be substantially the same as the terms described in "Business -- Description of Property Leases."

         On May 20, 2003, A. Bruce Chasen commenced a putative class action lawsuit in the Circuit Court of Shelby County, Tennessee, 13th Judicial District against RFS, RFS's directors and the Company. On June 6, 2003, the complaint was amended. The amended class action complaint alleges, among other things, that
(i) the merger consideration to be received by RFS's shareholders is significantly less than the intrinsic value of RFS, (ii) the RFS directors breached their fiduciary duties to shareholders on a variety of grounds including failing to ascertain the true value of RFS, failing to determine whether there were any other bidders for RFS, and failing to avoid certain alleged conflicts of interest shared by members of the RFS Board and its financial advisor, (iii) the Company aided and abetted the RFS Board in connection with their breach of fiduciary duties, (iv) the RFS Board violated portions of the Tennessee Investor Protection Act, and (v) the RFS proxy statement is false and misleading. Among other things, the amended complaint seeks certification of the class action, an injunction enjoining RFS from completing the merger, monetary damages in an unspecified amount, the payment of attorney's fees, and rescissory damages. On July 1, 2003, the Company filed an answer to the amended complaint setting forth an affirmative defense and its general denials of the allegations set forth therein. Based upon the information currently available to the Company, the Company believes the allegations contained in the amended complaint are without merit and intends to vigorously defend the action.

         As of June 19, 2003, the Company had an initial commitment to acquire one additional Property for an estimated purchase price of approximately $55.6 million. This Property is a Doubletree Hotel (located in Plano, Texas). Upon acquisition, the Company expects to immediately convert this Property to a Marriott Hotel. The acquisition of this Property is subject to the fulfillment of certain conditions. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that this Property will be acquired by the Company. If acquired, the lease of this Property is expected to be entered into on substantially the same terms described in the section of the Prospectus entitled "Business -- Description of Property Leases."

         Leases. Set forth below are summarized terms expected to apply to the leases for each of the 58 Properties. More detailed information relating to the Properties and their related leases will be provided at such time, if any, as such Properties are acquired.



                                             Lease Term or
                                          Expiration Date and           Minimum Annual
                   Property                Renewal Options                 Rent                               Percentage Rent
-------------------------------------------  ------------    ---------------------------------     ---------------------------------

Beverly Heritage (1)                         06/2007         The greater of (i) $2,395,750                See Minimum Annual Rent
Milpitas, CA                                                 or (ii) a percentage of room
(the "Beverly Heritage Milpitas Property")                   revenues ranging from 53.1% to
Existing hotel                                               75% plus 5% of food revenues
                                                             and 20% of beverage revenues of
                                                             the Property for the applicable
                                                             year, designed to result in a
                                                             minimum return of approximately
                                                             12%

Comfort Inn (1)                              12/2008         The greater of (i) $472,500 or               See Minimum Annual Rent
Marietta, GA                                                 (ii) a percentage of room
(the "Comfort Inn Marietta Property")                        revenues ranging from 27.5% to
Existing hotel                                               60% plus 5% of food revenues
                                                             and 20% of beverage revenues of
                                                             the Property for the applicable
                                                             year, designed to result in a
                                                             minimum return of approximately
                                                             12%

Courtyard by Marriott (1)                    12/2011         The greater of (i) $454,230 or               See Minimum Annual Rent
Flint, MI                                                    (ii) a percentage of room
(the "Courtyard Flint Property")                             revenues ranging from 41.5% to
Existing hotel                                               70% plus 5% of food revenues
                                                             and 20% of beverage revenues of
                                                             the Property for the applicable
                                                             year, designed to result in a
                                                             minimum return of approximately
                                                             12%




                                                Lease Term or
                                             Expiration Date and          Minimum Annual
                   Property                   Renewal Options                Rent                               Percentage Rent
--------------------------------------------    ------------     ---------------------------------   -------------------------------

Doubletree Hotel (1)                            05/2011          The greater of (i) $1,162,000              See Minimum Annual Rent
San Diego, CA                                                    or (ii) a percentage of room
(the "Doubletree San Diego Property")                            revenues ranging from 26% to
Existing hotel                                                   70% plus 5% of food revenues
                                                                 and 20% of beverage revenues of
                                                                 the Property for the applicable
                                                                 year, designed to result in a
                                                                 minimum return of approximately
                                                                 12%

Four Points by Sheraton (1)                     01/2012          The greater of (i) $675,768 or             See Minimum Annual Rent
Bakersfield, CA                                                  (ii) a percentage of room
(the "Four Points Bakersfield Property")                         revenues ranging from 23.5% to
Existing hotel                                                   65% plus 90% of other revenues
                                                                 (excluding food and beverage
                                                                 revenues) of the Property for
                                                                 the applicable year, designed
                                                                 to result in a minimum return
                                                                 of approximately 12%

Four Points by Sheraton (1)                     01/2012          The greater of (i) $1,635,160              See Minimum Annual Rent
Pleasanton, CA                                                   or (ii) a percentage of room
(the "Four Points Pleasanton Property")                          revenues ranging from 48.1% to
Existing hotel                                                   65% plus 5% of food revenues
                                                                 and 90% of other revenues
                                                                 (excluding beverage revenues) of
                                                                 the Property for the applicable
                                                                 year, designed to result in a
                                                                 minimum return of approximately
                                                                 12%

Hampton Inn (1)                                 05/2012          The greater of (i) $369,514 or             See Minimum Annual Rent
Chandler, AZ                                                     (ii) a percentage of room
(the "Hampton Inn Chandler Property")                            revenues ranging from 47.2% to
Existing hotel                                                   72% of the Property for the
                                                                 applicable year, designed to
                                                                 result in a minimum return of
                                                                 approximately 12%




                                                Lease Term or
                                             Expiration Date and          Minimum Annual
                   Property                   Renewal Options                  Rent                             Percentage Rent
-------------------------------------------    --------------     ---------------------------------    -----------------------------

Hampton Inn (1)                                06/2007            The greater of (i) $398,397 or           See Minimum Annual Rent
Sedona, AZ                                                        (ii) a percentage of room
(the "Hampton Inn Sedona Property")                               revenues ranging from 43.6% to
Existing hotel                                                    72% of the Property for the
                                                                  applicable year, designed to
                                                                  result in a minimum return of
                                                                  approximately 12%

Hampton Inn (1)                                06/2009            The greater of (i) $568,981 or           See Minimum Annual Rent
Denver, CO                                                        (ii) a percentage of room
(the "Hampton Inn Denver Property")                               revenues ranging from 27.5% to
Existing hotel                                                    76.5% plus 5% of food revenues
                                                                  and 20% of beverage revenues of
                                                                  the Property for the applicable
                                                                  year, designed to result in a
                                                                  minimum return of approximately
                                                                  12%

Hampton Inn (1)                                03/2010            The greater of (i) $553,000 or           See Minimum Annual Rent
Lakewood, CO                                                      (ii) a percentage of room
(the "Hampton Inn Lakewood Property")                             revenues ranging from 33.5% to
Existing hotel                                                    70% plus 5% of food revenues
                                                                  and 20% of beverage revenues of
                                                                  the Property for the applicable
                                                                  year, designed to result in a
                                                                  minimum return of approximately
                                                                  12%

Hampton Inn (1)                                04/2009            The greater of (i) $364,000 or           See Minimum Annual Rent
Ft. Lauderdale, FL                                                (ii) a percentage of room
(the "Hampton Inn Ft. Lauderdale                                  revenues ranging from 27.5% to
Property")                                                        70% plus 5% of food revenues
Existing hotel                                                    and 20% of beverage revenues of
                                                                  the Property for the applicable
                                                                  year, designed to result in a
                                                                  minimum return of approximately
                                                                  12%



                                                Lease Term or
                                             Expiration Date and           Minimum Annual
                   Property                    Renewal Options                Rent                            Percentage Rent
--------------------------------------------   -------------     ---------------------------------    ------------------------------

Hampton Inn                                    03/2008           The greater of (i) $428,871 or          See Minimum Annual Rent
Jacksonville, FL                                                 (ii) a percentage of room
(the "Hampton Inn Jacksonville Property")                        revenues ranging from 31% to
Existing hotel                                                   70% plus 5% of food revenues
                                                                 and 20% of beverage revenues of
                                                                 the Property for the applicable
                                                                 year

Hampton Inn (1)                                06/2009           The greater of (i) $556,693 or          See Minimum Annual Rent
Indianapolis, IN                                                 (ii) a percentage of room
(the "Hampton Inn Indianapolis Property")                        revenues ranging from 40.5% to
Existing hotel                                                   72% plus 5% of food revenues
                                                                 and 20% of beverage revenues of
                                                                 the Property for the applicable
                                                                 year, designed to result in a
                                                                 minimum return of approximately
                                                                 12%

Hampton Inn (1)                                06/2009           The greater of (i) $613,288 or          See Minimum Annual Rent
Bloomington, MN                                                  (ii) a percentage of room
(the "Hampton Inn Bloomington                                    revenues ranging from 41.5% to
Property")                                                       70% plus 5% of food revenues
Existing hotel                                                   and 20% of beverage revenues of
                                                                 the Property for the applicable
                                                                 year, designed to result in a
                                                                 minimum return of approximately
                                                                 12%

Hampton Inn (1)                                06/2009           The greater of (i) $348,052 or          See Minimum Annual Rent
Minnetonka, MN                                                   (ii) a percentage of room
(the "Hampton Inn Minnetonka Property")                          revenues ranging from 38.5% to
Existing hotel                                                   70% plus 5% of food revenues
                                                                 and 20% of beverage revenues of
                                                                 the Property for the applicable
                                                                 year, designed to result in a
                                                                 minimum return of approximately
                                                                 12%






                                                 Lease Term or
                                              Expiration Date and         Minimum Annual
                   Property                    Renewal Options                Rent                            Percentage Rent
-------------------------------------------    -------------     ---------------------------------    ------------------------------

Hampton Inn (1)                                04/2010           The greater of (i) $385,000 or            See Minimum Annual Rent
Hattiesburg, MS                                                  (ii) a percentage of room
(the "Hampton Inn Hattiesburg Property")                         revenues ranging from 36% to
Existing hotel                                                   65% plus 5% of food revenues
                                                                 and 20% of beverage revenues of
                                                                 the Property for the applicable
                                                                 year, designed to result in a
                                                                 minimum return of approximately
                                                                 12%

Hampton Inn (1)                                06/2009           The greater of (i) $342,202 or            See Minimum Annual Rent
Lincoln, NE                                                      (ii) a percentage of room
(the "Hampton Inn Lincoln Property")                             revenues ranging from 30.5% to
Existing hotel                                                   70% plus 5% of food revenues
                                                                 and 20% of beverage revenues of
                                                                 the Property for the applicable
                                                                 year, designed to result in a
                                                                 minimum return of approximately
                                                                 12%

Hampton Inn (1)                                06/2009           The greater of (i) $463,545 or            See Minimum Annual Rent
Omaha, NE                                                        (ii) a percentage of room
(the "Hampton Inn Omaha Property")                               revenues ranging from 38% to
Existing hotel                                                   70% plus 5% of food revenues
                                                                 and 20% of beverage revenues of
                                                                 the Property for the applicable
                                                                 year, designed to result in a
                                                                 minimum return of approximately
                                                                 12%

Hampton Inn (1)                                06/2009           The greater of (i) $489,631 or            See Minimum Annual Rent
Oklahoma City, OK                                                (ii) a percentage of room
(the "Hampton Inn Oklahoma City                                  revenues ranging from 32.5% to
Property")                                                       70% plus 5% of food revenues
Existing hotel                                                   and 20% of beverage revenues of
                                                                 the Property for the applicable
                                                                 year, designed to result in a
                                                                 minimum return of approximately
                                                                 12%



                                             Lease Term or
                                          Expiration Date and           Minimum Annual
                   Property                Renewal Options                  Rent                              Percentage Rent
----------------------------------------    ---------------     ---------------------------------   --------------------------------

Hampton Inn (1)                             06/2009             The greater of (i) $423,390 or          See Minimum Annual Rent
Tulsa, OK                                                       (ii) a percentage of room
(the "Hampton Inn Tulsa Property")                              revenues ranging from 33.5% to
Existing hotel                                                  70% plus 5% of food revenues
                                                                and 20% of beverage revenues of
                                                                the Property for the applicable
                                                                year, designed to result in a
                                                                minimum return of approximately
                                                                12%

Hampton Inn (1)                             09/2009             The greater of (i) $516,250 or          See Minimum Annual Rent
Memphis, TN                                                     (ii) a percentage of room
(the "Hampton Inn Memphis Property")                            revenues ranging from 33% to
Existing hotel                                                  70% plus 5% of food revenues
                                                                and 20% of beverage revenues of
                                                                the Property for the applicable
                                                                year, designed to result in a
                                                                minimum return of approximately
                                                                12%

Hampton Inn (1)                             07/2010             The greater of (i) $409,255 or          See Minimum Annual Rent
Laredo, TX                                                      (ii) a percentage of room
(the "Hampton Inn Laredo Property")                             revenues ranging from 21% to
Existing hotel                                                  70% plus 5% of food revenues
                                                                and 20% of beverage revenues of
                                                                the Property for the applicable
                                                                year, designed to result in a
                                                                minimum return of approximately
                                                                12%

Hampton Inn (1)                             11/2011             The greater of (i) $450,052 or          See Minimum Annual Rent
Houston, TX                                                     (ii) a percentage of room
(the "Hampton Inn Houston Property")                            revenues ranging from 35% to
Existing hotel                                                  65% of the Property for the
                                                                applicable year, designed to
                                                                result in a minimum return of
                                                                approximately 12%




                                            Lease Term or
                                          Expiration Date and          Minimum Annual
                   Property                Renewal Options                 Rent                             Percentage Rent
-----------------------------------------   --------------     ---------------------------------   ---------------------------------

Hilton Hotel (1)                            12/2010            The greater of (i) $930,434 or            See Minimum Annual Rent
Birmingham, AL                                                 (ii) a percentage of room
(the "Hilton Birmingham Property")                             revenues ranging from 15.4% to
Existing hotel                                                 75% plus 5% of food revenues
                                                               and 20% of beverage revenues of
                                                               the Property for the applicable
                                                               year, designed to result in a
                                                               minimum return of approximately
                                                               12%

Hilton Hotel (1)                            12/2003            The greater of (i) $2,812,226             See Minimum Annual Rent
San Francisco, CA                                              or (ii) a percentage of room
(the "Hilton San Francisco Property")                          revenues ranging from 20.6% to
Existing hotel                                                 75% of the Property for the
                                                               applicable year, designed to
                                                               result in a minimum return of
                                                               approximately 12%

Holiday Inn (1)                             10/2010            The greater of (i) $1,016,000             See Minimum Annual Rent
Crystal Lake, IL                                               or (ii) a percentage of room
(the "Holiday Inn Crystal Lake Property")                      revenues ranging from 30% to
Existing hotel                                                 70% plus 5% of food revenues
                                                               and 20% of beverage revenues of
                                                               the Property for the applicable
                                                               year, designed to result in a
                                                               minimum return of approximately
                                                               12%

Holiday Inn (1)                             08/2008            The greater of (i) $409,727 or            See Minimum Annual Rent
Louisville, KY                                                 (ii) a percentage of room
(the "Holiday Inn Louisville Property")                        revenues ranging from 23% to
Existing hotel                                                 60% plus 5% of food revenues
                                                               and 20% of beverage revenues of
                                                               the Property for the applicable
                                                               year, designed to result in a
                                                               minimum return of approximately
                                                               12%


                                             Lease Term or
                                         Expiration Date and          Minimum Annual
                   Property               Renewal Options                 Rent                               Percentage Rent
-----------------------------------------    -----------   ---------------------------------     -----------------------------------

Holiday Inn (1)                              10/2008       The greater of (i) $700,000 or               See Minimum Annual Rent
Lafayette, LA                                              (ii) a percentage of room
(the "Holiday Inn Lafayette Property")                     revenues ranging from 24% to
Existing hotel                                             70% plus 5% of food revenues
                                                           and 20% of beverage revenues of
                                                           the Property for the applicable
                                                           year, designed to result in a
                                                           minimum return of approximately
                                                           12%

Holiday Inn (1)                              10/2009       The greater of (i) $933,100 or               See Minimum Annual Rent
Flint, MI                                                  (ii) a percentage of room
(the "Holiday Inn Flint Property")                         revenues ranging from 40% to
Existing hotel                                             70% plus 5% of food revenues
                                                           and 20% of beverage revenues of
                                                           the Property for the applicable
                                                           year, designed to result in a
                                                           minimum return of approximately
                                                           12%

Holiday Inn (1)                              08/2008       The greater of (i) $368,754 or               See Minimum Annual Rent
Columbia, SC                                               (ii) a percentage of room
(the "Holiday Inn Columbia Property")                      revenues ranging from 17.5% to
Existing hotel                                             50% plus 5% of food revenues
                                                           and 20% of beverage revenues of
                                                           the Property for the applicable
                                                           year, designed to result in a
                                                           minimum return of approximately
                                                           12%

Holiday Inn Express (1)                      06/2009       The greater of (i) $289,961 or               See Minimum Annual Rent
Arlington Heights, IL                                      (ii) a percentage of room
(the "Holiday Inn Express Arlington                        revenues ranging from 38.5% to
Heights Property")                                         70% plus 5% of food revenues
Existing hotel                                             and 20% of beverage revenues of
                                                           the Property for the applicable
                                                           year, designed to result in a
                                                           minimum return of approximately
                                                           12%



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

                                             Lease Term or
                                         Expiration Date and          Minimum Annual
                   Property               Renewal Options                 Rent                               Percentage Rent
----------------------------------------    -----------     ---------------------------------     ----------------------------------

Holiday Inn Express (1)                     06/2009         The greater of (i) $409,850 or               See Minimum Annual Rent
Downers Grove, IL                                           (ii) a percentage of room
(the "Holiday Inn Express Downers                           revenues ranging from 34.5% to
Grove Property")                                            70% plus 5% of food revenues
Existing hotel                                              and 20% of beverage revenues of
                                                            the Property for the applicable
                                                            year, designed to result in a
                                                            minimum return of approximately
                                                            12%

Holiday Inn Express (1)                     06/2009         The greater of (i) $515,793 or               See Minimum Annual Rent
Bloomington, MN                                             (ii) a percentage of room
(the "Holiday Inn Express Bloomington                       revenues ranging from 27.5% to
Property")                                                  72% plus 5% of food revenues
Existing hotel                                              and 20% of beverage revenues of
                                                            the Property for the applicable
                                                            year, designed to result in a
                                                            minimum return of approximately
                                                            12%

Holiday Inn Express (1)                     01/2010         The greater of (i) $367,500 or               See Minimum Annual Rent
Austin, TX                                                  (ii) a percentage of room
(the "Holiday Inn Express Austin                            revenues ranging from 36.5% to
Property")                                                  65% plus 5% of food revenues
Existing hotel                                              and 20% of beverage revenues of
                                                            the Property for the applicable
                                                            year, designed to result in a
                                                            minimum return of approximately
                                                            12%

Holiday Inn Express (1)                     06/2009         The greater of (i) $373,516 or               See Minimum Annual Rent
Wauwatosa, WI                                               (ii) a percentage of room
(the "Holiday Inn Express Wauwatosa                         revenues ranging from 40.5% to
Property")                                                  70% plus 5% of food revenues
Existing hotel                                              and 20% of beverage revenues of
                                                            the Property for the applicable
                                                            year, designed to result in a
                                                            minimum return of approximately
                                                            12%


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
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

                                                  Lease Term or
                                               Expiration Date and         Minimum Annual
                   Property                      Renewal Options                Rent                           Percentage Rent
-----------------------------------------------    ------------     ---------------------------------  -----------------------------

Homewood Suites by Hilton (1)                      12/2010          The greater of (i) $447,400 or        See Minimum Annual Rent
Chandler, AZ                                                        (ii) a percentage of room
(the "Homewood Suites Chandler                                      revenues ranging from 31.1% to
Property")                                                          70% of the Property for the
Existing hotel                                                      applicable year, designed to
                                                                    result in a minimum return of
                                                                    approximately 12%

Hotel Rex (1)                                      12/2010          The greater of (i) $1,086,980         See Minimum Annual Rent
San Francisco, CA                                                   or (ii) a percentage of room
(the "Hotel Rex San Francisco Property")                            revenues ranging from 50.7% to
Existing hotel                                                      82% plus 5% of food revenues
                                                                    and 20% of beverage revenues of
                                                                    the Property for the applicable
                                                                    year, designed to result in a
                                                                    minimum return of approximately
                                                                    12%

Residence Inn by Marriott (1)                      01/2011          The greater of (i) $1,008,000         See Minimum Annual Rent
Sacramento, CA                                                      or (ii) a percentage of room
(the "Residence Inn Sacramento Property")                           revenues ranging from 40% to
Existing hotel                                                      70% plus 20% of beverage
                                                                    revenues of the Property for
                                                                    the applicable year, designed
                                                                    to result in a minimum return
                                                                    of approximately 12%

Residence Inn by Marriott (1)                      10/2009          The greater of (i) $1,365,000         See Minimum Annual Rent
Torrance, CA                                                        or (ii) a percentage of room
(the "Residence Inn Torrance Property")                             revenues ranging from 35% to
Existing hotel                                                      69% plus 5% of food revenues
                                                                    and 20% of beverage revenues of
                                                                    the Property for the applicable
                                                                    year, designed to result in a
                                                                    minimum return of approximately
                                                                    12%


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


                                               Lease Term or
                                           Expiration Date and        Minimum Annual
                   Property                  Renewal Options               Rent                                Percentage Rent
-------------------------------------------    ------------   ---------------------------------     --------------------------------

Residence Inn by Marriott (1)                  10/2009        The greater of (i) $703,500 or               See Minimum Annual Rent
Wilmington, DE                                                (ii) a percentage of room
(the "Residence Inn Wilmington Property")                     revenues ranging from 36% to
Existing hotel                                                70% plus 5% of food revenues
                                                              and 20% of beverage revenues of
                                                              the Property for the applicable
                                                              year, designed to result in a
                                                              minimum return of approximately
                                                              12%

Residence Inn by Marriott                      10/2007        The greater of (i) $575,658 or               See Minimum Annual Rent
Jacksonville, FL                                              (ii) a percentage of room
(the "Residence Inn Jacksonville                              revenues ranging from 34.6% to
Property")                                                    70% plus 5% of food revenues
Existing hotel                                                and 20% of beverage revenues of
                                                              the Property for the applicable
                                                              year

Residence Inn by Marriott (1)                  10/2010        The greater of (i) $707,000 or               See Minimum Annual Rent
Orlando, FL                                                   (ii) a percentage of room
(the "Residence Inn Orlando Property")                        revenues ranging from 25% to
Existing hotel                                                70% plus 5% of food revenues
                                                              and 20% of beverage revenues of
                                                              the Property for the applicable
                                                              year, designed to result in a
                                                              minimum return of approximately
                                                              12%

Residence Inn by Marriott                      05/2007        The greater of (i) $420,001 or               See Minimum Annual Rent
West Palm Beach, FL                                           (ii) a percentage of room
(the "Residence Inn West Palm Beach                           revenues ranging from 44.2% to
Property")                                                    68% of the Property for the
Existing hotel                                                applicable year


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

                                             Lease Term or
                                         Expiration Date and       Minimum Annual
                   Property                Renewal Options              Rent                               Percentage Rent
-----------------------------------------  -------------    ---------------------------------     ----------------------------------

Residence Inn by Marriott (1)              10/2010          The greater of (i) $815,500 or               See Minimum Annual Rent
Atlanta, GA                                                 (ii) a percentage of room
(the "Residence Inn Atlanta Property")                      revenues ranging from 30% to
Existing hotel                                              70% plus 5% of food revenues
                                                            and 20% of beverage revenues of
                                                            the Property for the applicable
                                                            year, designed to result in a
                                                            minimum return of approximately
                                                            12%

Residence Inn by Marriott (1)              10/2009          The greater of (i) $308,000 or               See Minimum Annual Rent
Ann Arbor, MI                                               (ii) a percentage of room
(the "Residence Inn Ann Arbor Property")                    revenues ranging from 24% to
Existing hotel                                              69% plus 5% of food revenues
                                                            and 20% of beverage revenues of
                                                            the Property for the applicable
                                                            year, designed to result in a
                                                            minimum return of approximately
                                                            12%

Residence Inn by Marriott (1)              02/2009          The greater of (i) $406,000 or               See Minimum Annual Rent
Kansas City, MO                                             (ii) a percentage of room
(the "Residence Inn Kansas City                             revenues ranging from 24% to
Property")                                                  60% plus 5% of food revenues
Existing hotel                                              and 20% of beverage revenues of
                                                            the Property for the applicable
                                                            year, designed to result in a
                                                            minimum return of approximately
                                                            12%

Residence Inn by Marriott (1)              11/2009          The greater of (i) $315,000 or               See Minimum Annual Rent
Charlotte, NC                                               (ii) a percentage of room
(the "Residence Inn Charlotte Property")                    revenues ranging from 24% to
Existing hotel                                              69% plus 5% of food revenues
                                                            and 20% of beverage revenues of
                                                            the Property for the applicable
                                                            year, designed to result in a
                                                            minimum return of approximately
                                                            12%


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



                                            Lease Term or
                                         Expiration Date and         Minimum Annual
                   Property                Renewal Options                Rent                               Percentage Rent
------------------------------------------  ------------     ---------------------------------     ---------------------------------

Residence Inn by Marriott (1)               07/2009          The greater of (i) $888,822 or               See Minimum Annual Rent
Fishkill, NY                                                 (ii) a percentage of room
(the "Residence Inn Fishkill Property")                      revenues ranging from 27.5% to
Existing hotel                                               72% plus 5% of food revenues
                                                             and 20% of beverage revenues of
                                                             the Property for the applicable
                                                             year, designed to result in a
                                                             minimum return of approximately
                                                             12%

Residence Inn by Marriott (1)               07/2009          The greater of (i) $651,994 or               See Minimum Annual Rent
Warwick, RI                                                  (ii) a percentage of room
(the "Residence Inn Warwick Property")                       revenues ranging from 31% to
Existing hotel                                               70% plus 5% of food revenues
                                                             and 20% of beverage revenues of
                                                             the Property for the applicable
                                                             year, designed to result in a
                                                             minimum return of approximately
                                                             12%

Residence Inn by Marriott (1)               10/2009          The greater of (i) $812,000 or               See Minimum Annual Rent
Fort Worth, TX                                               (ii) a percentage of room
(the "Residence Inn Fort Worth Property")                    revenues ranging from 41% to
Existing hotel                                               70% plus 5% of food revenues
                                                             and 20% of beverage revenues of
                                                             the Property for the applicable
                                                             year, designed to result in a
                                                             minimum return of approximately
                                                             12%

Residence Inn by Marriott (1)               08/2009          The greater of (i) $512,750 or               See Minimum Annual Rent
Tyler, TX                                                    (ii) a percentage of room
(the "Residence Inn Tyler Property")                         revenues ranging from 26% to
Existing hotel                                               67.5% plus 5% of food revenues
                                                             and 20% of beverage revenues of
                                                             the Property for the applicable
                                                             year, designed to result in a
                                                             minimum return of approximately
                                                             12%


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



                                           Lease Term or
                                        Expiration Date and          Minimum Annual
                   Property              Renewal Options                  Rent                               Percentage Rent
--------------------------------------   --------------      ---------------------------------     ---------------------------------

Sheraton (1)                              01/2012            The greater of (i) $2,199,601                See Minimum Annual Rent
Milpitas, CA                                                 or (ii) a percentage of room
(the "Sheraton Milpitas Property")                           revenues ranging from 47% to
Existing hotel                                               65% plus 90% of other revenues
                                                             (excluding food and beverage
                                                             revenues) of the Property for
                                                             the applicable year, designed
                                                             to result in a minimum return
                                                             of approximately 12%

Sheraton (1)                              01/2012            The greater of (i) $1,733,847                See Minimum Annual Rent
Sunnyvale, CA                                                or (ii) a percentage of room
(the "Sheraton Sunnyvale Property")                          revenues ranging from 45.9% to
Existing hotel                                               65% plus 5% of food revenues
                                                             and 90% of other revenues
                                                             (excluding beverage revenues)
                                                             of the Property for the applicable
                                                             year, designed to result in a
                                                             minimum return of approximately
                                                             12%

Sheraton (1)                              08/2008            The greater of (i) $557,228 or               See Minimum Annual Rent
Clayton, MO                                                  (ii) a percentage of room
(the "Sheraton Clayton Property")                            revenues ranging from 17% to
Existing hotel                                               60% plus 5% of food revenues
                                                             and 20% of beverage revenues of
                                                             the Property for the applicable
                                                             year, designed to result in a
                                                             minimum return of approximately
                                                             12%

TownePlace Suites by Marriott             06/2009            The greater of (i) $450,617 or               See Minimum Annual Rent
Miami Lakes, FL                                              (ii) a percentage of room
(the "TownePlace Suites Miami                                revenues ranging from 54.4% to
Lakes Property")                                             75% of the Property for the
Existing hotel                                               applicable year


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


                                             Lease Term or
                                          Expiration Date and           Minimum Annual
                   Property                 Renewal Options                Rent                               Percentage Rent
-------------------------------------    ------------------    ---------------------------------     -------------------------------

TownePlace Suites by Marriott            10/2009               The greater of (i) $453,751 or               See Minimum Annual Rent
Miami West, FL                                                 (ii) a percentage of room
(the "TownePlace Suites Miami                                  revenues ranging from 57.4% to
West Property")                                                75% of the Property for the
Existing hotel                                                 applicable year

TownePlace Suites by Marriott (1)        12/2010               The greater of (i) $474,210 or               See Minimum Annual Rent
Fort Worth, TX                                                 (ii) a percentage of room
(the "TownePlace Suites Fort Worth                             revenues ranging from 45.5% to
Property")                                                     77% of the Property for the
Existing hotel                                                 applicable year, designed to
                                                               result in a minimum return of
                                                               approximately 12%

Doubletree Hotel (1) (2)                 Five years; five      The greater of a minimum amount             See Minimum Annual Rent
Plano, Texas                             five-year renewal     to be determined at the time of
(the "Doubletree Plano Property")        options               acquisition or a percentage of
Existing hotel                                                 gross revenues of the Property
                                                               for the applicable year,
                                                               designed to result in a minimum
                                                               return of approximately 10.25%


---------------------
FOOTNOTES:

(1) The lessee of this Property is expected to be an indirect wholly owned subsidiary of the Company and the Property is expected to be operated by a third-party manager. For Properties subject to this arrangement, the Company's consolidated financial statements will report the hotels' operating revenues and expenses rather than rent contractually due under the leases with our subsidiaries.

(2) Upon acquisition, the Company plans to immediately convert this Doubletree Plano Property to a Marriott Hotel. Additionally, the Company plans to assume Permanent Financing of approximately $29.7 million relating to this Property. The loan has a fixed rate of 8.11% and requires monthly payments of principal and interest amortized over a period of 22 years. The loan matures in February 2011 at which time all unpaid principal and interest are due. The estimated purchase price is expected to be $55,550,000.

         The following section is inserted following the "Business -- Pending Investments" section beginning on page 77 of the Prospectus.

HOTEL BRANDS FOR PENDING INVESTMENTS

         Starwood Brands. The brands, Sheraton Hotels & Resorts and Four Points by Sheraton are part of Starwood Hotels & Resorts Worldwide, Inc.'s ("Starwood") portfolio of lodging brands. According to Starwood's 2002 Form 10-K, Starwood is one of the world's largest hotel and leisure companies. Starwood's brand names include St. Regis, The Luxury Collection, Sheraton, Westin, W and Four Points by Sheraton. Through these brands, Starwood is well represented in most major markets around the world. Starwood's operations are grouped into two business segments, hotels and vacation ownership operations. Starwood's hotel business emphasizes the global operation of hotels and resorts primarily in the luxury and upscale segment of the lodging industry. According to Starwood's 2002 Form 10-K, at December 31, 2002, Starwood's hotel portfolio included owned, leased, managed and franchised hotels totaling 748 hotels with approximately 227,000 rooms in 79 countries, and is comprised of 163 hotels that Starwood owns or leases or in which Starwood has a majority equity interest (substantially all of which hotels Starwood also manages), 277 hotels managed by Starwood on behalf of third-party owners (including entities in which Starwood has a minority equity interest) and 308 hotels for which Starwood receives franchise fees.

         Sheraton Hotels & Resorts are upscale, full service hotels and resorts which represent Starwood's largest brand serving the needs of upscale business and leisure travelers worldwide. Sheraton Hotels & Resorts offer the entire spectrum, from full service hotels in major cities to luxurious resorts. These hotels and resorts typically feature a wide variety of on-site business services and a full range of amenities, including rooms that feature generous work spaces.

         Four Points by Sheraton is a moderately priced full service hotel delivering extensive amenities and services such as room service, dry cleaning, fitness centers, meeting facilities and business centers to frequent business travelers at reasonable prices. These hotels provide a comfortable room, which typically includes a two-line telephone, a large desk for working or in-room dining, comfortable seating and full service restaurants.

         InterContinental Hotel Brands. The brands, InterContinental, Crowne Plaza, Staybridge Suites, Holiday Inn and Holiday Inn Express are part of InterContinental Hotels Group PLC's ("InterContinental") portfolio of lodging brands. With more than 3,300 owned, leased, managed and franchised hotels totalling approximately 515,000 guest rooms across nearly 100 countries and territories at the end of fiscal year 2002, InterContinental is the most global hotel business and the second largest in the world by number of rooms, according to InterContinental's Form 20-F for the fiscal year end September 30, 2002.

         Holiday Inn is InterContinental's mid-scale full service brand. The brand is targeted at the mid-market guest and is InterContinental's largest global hotel brand based on room numbers. Holiday Inn is also one of the world's most recognized hotel brands. According to InterContinental's Form 20-F for the fiscal year end September 30, 2002, there were 1,567 Holiday Inn hotels located in more than 70 countries which represented 57% of all InterContinental's rooms at the end of fiscal year 2002. The brand is predominantly franchised. Of the 1,567 Holiday Inn branded hotels, 73% are located in the Americas. As well as having the largest market share in the United States mid-scale full service segment, the brand has a significant position in the mid-scale segment in several European countries.

         Holiday Inn Express is InterContinental's mid-scale limited service hotel brand. The brand aims to provide the room quality of mid-scale hotels without the associated full range of facilities. The brand is targeted at the value-conscious guest. According to InterContinental's Form 20-F for the fiscal year end September 30, 2002, there were 1,352 Holiday Inn Express hotels worldwide, which represented 21% of all InterContinental's rooms at the end of fiscal year 2002. Holiday Inn Express is the third largest brand in the United States mid-scale limited service segment based on room numbers, and over 90% of the Holiday Inn Express branded rooms are located in the Americas. Holiday Inn Express hotels are almost entirely franchised. Holiday Inn Express also has a solid and growing brand presence in the United Kingdom market.

         Comfort Inn. The brand, Comfort, which primarily operates as either Comfort Inns or Comfort Suites, is part of Choice Hotels International, Inc.'s portfolio of lodging brands. Comfort Inn offers rooms in the mid-scale, without food and beverage category, and is targeted to business and leisure travelers. Comfort Suites offer business and leisure guests a large room with separate living and sleeping areas. According to Choice Hotels International, Inc.'s 2002 Form 10-K, at December 31, 2002, there were 1,916 Comfort Inn properties and 352 Comfort Suites properties with a total of approximately 142,000 and 28,200 rooms, respectively, open and operating worldwide. An additional 188 Comfort Inn and Comfort Suites properties with a total of approximately 15,100 rooms were under development at December 31, 2002.

         Hotel Rex. The Hotel Rex was inspired by the San Francisco art and literary salons of the 1920's and 30's. The lobby surrounds guests with distinctive period furnishings, walls of antiquarian books, and an exceptional collection of exotic objects and original portraits and murals. The hotel has 94 guestrooms, including eight King Executive Rooms and two one-bedroom suites, and a cafe restaurant.

         Beverly Heritage. Guest accommodations at The Beverly Heritage provide both comfort and luxury. There are 237 deluxe guest rooms, including 65 executive suites and a premier wing featuring executive amenities and a complimentary guest pantry. The Beverly Heritage has two restaurants, meeting facilities, complete audio/visual services, a business center, an exercise room, and a heated outdoor swimming pool and spa.

         The following paragraph is inserted following the first full paragraph on page 77 of the Prospectus.

         Homewood Suites by Hilton is Hilton's upscale, extended stay hotel that features residential-style accommodations including business centers, swimming pools, convenience stores and limited meeting facilities. According to Hilton International. Inc.'s 2002 Form 10-K, as of December 31, 2002, there were 121 Homewood Suites, representing 13,728 rooms, located in 33 states, the District of Columbia and Canada. As of December 31, 2002, nine Homewood Suites hotels were under construction.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The  following   information  updates  the  corresponding   information
beginning on page 112 of the Prospectus.

         Effective as of May 1, 2003, James M. Seneff, Jr. resigned as co-Chief Executive Officer of the Company. Mr. Seneff continues to serve as Chairman of the Board of the Company and co-Chief Executive Officer and Chairman of the Board of the Advisor. In addition, effective May 1, 2003, Thomas J. Hutchison III, who previously served as co-Chief Executive Officer, was appointed sole Chief Executive Officer of the Company.

                          INDEX TO FINANCIAL STATEMENTS



                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES

                                                                                                          Page

Pro Forma Consolidated Financial Information (unaudited):

    Pro Forma Consolidated Balance Sheet as of March 31, 2003                                             25

    Pro Forma Consolidated Statement of Earnings for the quarter ended March 31, 2003                     26

    Pro Forma Consolidated Statement of Earnings for the year ended December 31, 2002                     27

    Notes to Pro Forma Consolidated Financial Statements for the quarter ended March 31, 2003
      and the year ended December 31, 2002                                                                28


                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


         The following Unaudited Pro Forma Consolidated Statements of Earnings of CNL Hospitality Properties, Inc. and its subsidiaries (the "Company" or "CHP") for the quarter ended March 31, 2003 and the year ended December 31, 2002, and the Unaudited Pro Forma Consolidated Balance Sheet of the Company as of March 31, 2003 (together with the Unaudited Pro Forma Consolidated Statements of Earnings, the "Pro Forma Consolidated Financial Statements"), have been prepared to illustrate the estimated effect of acquiring RFS Hotel Investors, Inc. ("RFS") (hereinafter referred to as the "RFS Transaction") and other recent or probable transactions, more fully discussed below. The Pro Forma Consolidated Financial Statements do not reflect any anticipated cost savings from the RFS Transaction, any interest savings from the expected refinancing of certain long-term obligations or any synergies that are anticipated to result from the transaction, and there can be no assurance that any such cost savings or synergies will occur. The Unaudited Pro Forma Consolidated Balance Sheet has been adjusted to give effect to the RFS Transaction as if it had occurred on March 31, 2003, and the Unaudited Pro Forma Consolidated Statement of Earnings has been adjusted to give pro forma effect to the transaction as if it had occurred on January 1, 2002. The pro forma adjustments represent the Company's preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that the Company believes are reasonable. The actual allocation of the purchase price and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein. Consequently, the amounts reflected in the Pro Forma Consolidated Financial Statements are subject to change, and the final amounts may differ substantially. The Pro Forma Consolidated Financial Statements should be read in conjunction with the Company's consolidated financial statements and notes thereto included in the Prospectus and the separate historical condensed consolidated financial information of RFS included in "Other Financial Information" in this supplement.

         The Unaudited Pro Forma Consolidated Balance Sheet of the Company as of March 31, 2003, also gives effect to (i) the receipt of approximately $235.6 million in gross offering proceeds from the sale of approximately 23.6 million additional shares for the period April 1, 2003 through July 1, 2003, and the assumption of additional borrowings in the amount of approximately $160.9 million for the period April 1, 2003 through July 1, 2003, and (ii) the application of such funds to (a) complete the RFS Transaction (described above)
(b) pay offering expenses, acquisition fees and miscellaneous acquisition expenses, (c) purchase three Properties, and (d) invest in convertible preferred partnership units of Hersha Hospitality Limited Partnership, all as reflected in the pro forma adjustments described in the related notes. The Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2003 has been adjusted to give effect to the transactions in (i) and (ii) above as if they had occurred on March 31, 2003. These adjustments have been included in the column entitled "Other Pro Forma Adjustments" on the accompanying Unaudited Pro Forma Consolidated Balance Sheet.

         The Unaudited Pro Forma Consolidated Statement of Earnings for the quarter ended March 31, 2003 and the year ended December 31, 2002, also includes the historical operating results of the RFS Transaction, the other Properties acquired and the expected yield on the convertible preferred partnership units described in (ii)(d) above, as well as the historical operating results of the Properties acquired by the Company prior to March 31, 2003 from the date of their acquisitions plus operating results from (A) the later of (1) the date the property became operational or (2) January 1, 2002, to (B) the earlier of (1) the dates the properties were acquired by the Company or (2) the end of the pro forma period presented (the "Pro Forma Period"). These adjustments have been included in the column entitled "Other Pro Forma Adjustments" on the accompanying Unaudited Pro Forma Consolidated Statement of Earnings.

         This pro forma consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company's financial results or conditions if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated. This pro forma consolidated financial information should not be viewed as indicative of the Company's financial results or conditions in the future.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 2003
                      (in thousands except per share data)

                                         Historical   Historical                        Pro Forma                       Consolidated
                                            CHP          RFS          RFS                 CHP          Other             Proforma
                                         March 31,    March 31,   Transaction          Consolidated   Pro Forma           March 31,
                                           2003         2003      Adjustments                        Adjustments           2003
                                        ------------ ------------ -------------       ------------ -------------        ------------

Hotel properties, net of depreciation      $950,930     $592,233      $125,057   (a)   $1,668,220      $252,020    (g)   $1,920,240
Investments in unconsolidated subs.         301,740            -             -            301,740             -             301,740
Investments                                       -            -             -                  -        25,000    (i)       25,000
Cash and cash equivalents                   118,686        3,048       (25,246) (a,b)      96,488       (94,538) (g,h,i,      1,950
Restricted cash                              19,440        5,363             -             24,803             -    j)        24,803
Receivables                                  10,325        5,519             -             15,844             -              15,844
Due from related parties                      2,716            -             -              2,716             -               2,716
Prepaid expenses and other assets            28,790        4,069       (12,136)   (e)      20,723       (12,245)   (g)        8,478
Loan cost, net of amortization                6,441        8,328        18,674    (f)      33,443             -              33,443
Deferred income taxes                             -       26,827             -             26,827             -              26,827
                                        ------------ ------------ -------------       ------------ -------------        ------------
                                         $1,439,068     $645,387      $106,349         $2,190,804      $170,237          $2,361,041
                                        ============ ============ =============       ============ =============        ============

Mortgages payable and accrued interest    $ 206,820     $279,802      $189,218    (d)    $675,840      $160,930    (h)    $ 836,770
Other notes payable                          30,264            -             -             30,264             -              30,264
Line of credit                               24,077       24,800        17,925    (d)      66,802             -              66,802
Other liabilities                             6,869            -             -              6,869             -               6,869
Accounts payable and accrued expenses        11,586       20,181        11,836    (a)      43,603             -              43,603
Distributions payable                            98            -             -                 98             -                  98
Due to related parties                        1,202            -             -              1,202             -               1,202
Security deposits                            12,886            -             -             12,886             -              12,886
Rents paid in advance                         1,609            -             -              1,609             -               1,609
                                        ------------ ------------ -------------       ------------ -------------        ------------
   Total liabilities                        295,411      324,783       218,979            839,173       160,930           1,000,103
                                        ------------ ------------ -------------       ------------ -------------        ------------

Minority interest                                 -       27,473       (25,847)   (b)       1,626             -               1,626
                                        ------------ ------------ -------------       ------------ -------------        ------------

Commitments and contingencies                     -            -             -                  -             -                   -

Stockholders' equity
Preferred stock, without par value.
   Auth. and unissued 3,000 shares                -            -             -                  -             -                   -
Excess shares. $.01 par value per share.
   Auth. and unissued 63,000 shares               -            -             -                  -             -                   -
Common stock $.01 par value per share.
   Authorized 450,000; issued 167,197;
   outstanding 166,311 shares, as
   adjusted                                   1,427          291           (65)   (c)       1,653            10    (j)        1,663
Capital in excess of par value            1,265,632      408,712      (202,590)   (c)   1,471,754        10,107    (j)    1,481,861
Accumulated distributions
   in excess of net earnings               (117,325)    (107,772)      107,772    (c)    (117,325)         (810)   (j)    (118,135)
Accumulated other comprehensive
   loss                                      (4,287)                         -             (4,287)            -             (4,287)
Minority interest distributions in
   excess of contributions and
   and accumulated earnings                  (1,790)                         -             (1,790)            -             (1,790)
Treasury stock, at cost, 0 shares, as
   adjusted                                       -       (8,100)        8,100    (c)           -             -                   -
                                        ------------ ------------ -------------       ------------ -------------        ------------
   Total stockholders' equity             1,143,657      293,131       (86,783)         1,350,005         9,307           1,359,312
                                        ------------ ------------ -------------       ------------ -------------        ------------
                                         $1,439,068     $645,387      $106,349         $2,190,804      $170,237          $2,361,041
                                        ============ ============ =============       ============ =============        ============


See accompanying notes to unaudited pro forma consolidated financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE QUARTER ENDED MARCH 31, 2003
                      (in thousands except per share data)

                                  Historical   Historical                           Pro Forma         Other           Consolidated
                                      CHP          RFS           RFS                   CHP          Pro Forma           Proforma
                                   March 31,    March 31,     Transaction          Consolidated      Adjustments         March 31,
                                     2003         2003        Adjustments                                                 2003
                                  ------------ ------------ ----------------      --------------   -------------      -------------

Revenues:
Hotel revenue                        $ 38,281     $ 43,943            $   -            $ 82,224         $13,636   (5)      $95,860
Rental income                           7,816          628                -               8,444               -              8,444
FF&E reserve income                       861            -                -                 861               -                861
Interest and other income               3,193           39                -               3,232             656  (12)        3,888
                                  ------------ ------------ ----------------      --------------   -------------      -------------

                                       50,151       44,610                -              94,761          14,292            109,053
                                  ------------ ------------ ----------------      --------------   -------------      -------------

Expenses:
Hotel expenses                         26,157       28,198                -              54,355          12,447   (5)       66,802
Interest and amortization of
    loan costs                          4,953        7,021            3,713   (2)        15,687           2,905   (7)       18,592
General and administrative              1,778        4,653                -               6,431               -              6,431
Asset management fees                   2,343            -            1,076   (4)         3,419             285   (4)        3,704
Depreciation and amortization           8,337        7,521             (316)  (3)        15,542           1,506   (6)       17,048
                                  ------------ ------------ ----------------      --------------   -------------      -------------

                                       43,568       47,393            4,473              95,434          17,143            112,577
                                  ------------ ------------ ----------------      --------------   -------------      -------------

Earnings before equity in loss of
    unconsolidated subsidiaries
    and minority interest and
    other                               6,583       (2,783)          (4,473)               (673)         (2,851)            (3,524)

Equity in loss of unconsolidated
    subsidiaries                          (89)           -                -                 (89)           (273)  (9)         (362)


Minority interest                         (57)         140             (140) (14)           (57)              -                (57)

Benefit from taxes                          -          997                -                 997               -                997
                                  ------------ ------------ ----------------      --------------   -------------      -------------
Income (loss) from continuing
    operations                         $6,437      $(1,646)        $ (4,613)              $ 178         $(3,124)         $  (2,946)
                                  ============ ============ ================      ==============   =============      =============

Earnings loss per share from
    continuing operations  (8)
    Basic                              $ 0.05                                            $ 0.01                            $ (0.02)
    Diluted                            $ 0.05                                            $ 0.01                            $ (0.02)

Weighted  average shares
    outstanding (8)
    Basic                             133,837                                           156,389                            157,401
    Diluted                           133,837                                           156,389                            157,401




See accompanying notes to unaudited pro forma consolidated financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                      (in thousands except per share data)


                                    Historical   Historical        RFS             Pro Forma          Other            Consolidated
                                       CHP          RFS       Transaction            CHP           Pro Forma             Proforma
                                      2002         2002       Adjustments        Consolidated     Adjustments              2002
                                    ----------- ------------ --------------      --------------  --------------        -------------

Revenues:
Hotel revenue                         $101,005     $193,258          $   -            $294,263        $ 80,260   (5)       $374,523
Rental income                           37,341        5,229              -              42,570          (5,989)  (5)         36,581
FF&E reserve income                      4,236            -              -               4,236               -                4,236
Interest and other income               13,826          411              -              14,237           2,625   (12)        16,862
                                    ----------- ------------ --------------      --------------  --------------        -------------

                                       156,408      198,898              -             355,306          76,896              432,202
                                    ----------- ------------ --------------      --------------  --------------        -------------

Expenses:
Hotel expenses                          65,601      130,421              -             196,022          66,677   (5)        262,699
Interest and amortization of
    loan costs                          18,330       27,101         15,370    (2)       60,801          11,747   (7)         72,548
General and administrative               5,667        4,211              -               9,878               -                9,878
Asset management fees                    6,696            -          4,264    (4)       10,960           4,219   (4)         15,179
Depreciation and amortization           27,876       29,812         (1,257)   (3)       56,431           9,542   (6)         65,973
                                    ----------- ------------ --------------      --------------  --------------        -------------
                                       124,170      191,545         18,377             334,092          92,185              426,277
                                    ----------- ------------ --------------      --------------  --------------        -------------
Earnings before equity in loss of
    unconsolidated subsidiaries and
    minority interest and other         32,238        7,353        (18,377)             21,214         (15,289)               5,925

Equity in loss of unconsolidated                                                                                  (9,
    subsidiaries                       (16,164)           -              -             (16,164)          6,441  10,11)       (9,723)


Minority interest                         (264)         654           (654)  (14)         (264)              -                 (264)

Benefit from taxes                           -        1,096              -               1,096               -                1,096

Debt extinguishments and swap
    termination costs                        -      (10,122)         6,900   (13)       (3,222)              -               (3,222)
                                    ----------- ------------ --------------      --------------  --------------        -------------

Income (loss) from continuing
    operations                         $15,810     $ (1,019)      $(12,131)            $ 2,660         $(8,848)            $ (6,188)
                                    =========== ============ ==============      ==============  ==============        =============

Earnings (loss) per share from
continuing options (8)
    Basic                              $  0.16                                         $  0.06                             $  (0.05)
    Diluted                            $  0.16                                         $  0.06                             $  (0.05)

Weighted  average shares
    outstanding (8)
    Basic                               97,874                                         119,247                              137,257
    Diluted                             97,874                                         119,247                              137,257





See accompanying notes to unaudited pro forma consolidated financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
    FOR THE QUARTER ENDED MARCH 31, 2003 AND THE YEAR ENDED DECEMBER 31, 2002

Unaudited Pro Forma Consolidated Balance Sheet:

(a) The estimated purchase price and preliminary adjustments to the historical book value of RFS as a result of the RFS Transaction are as follows (in thousands):

Historical book value of RFS net assets acquired                                                $ 293,131
 Adjustments to net assets:
  Termination and severance liability                                                             (11,836)
  Initial investment in RFS by the Company                                                         12,350
  Write off of deferred loan cost related to bonds and loan facilities                             (6,500)
                                                                                            --------------
  Adjusted net assets acquired                                                                  $ 287,145
                                                                                            ==============

 Cash consideration for RFS Transaction including transaction costs and initial
  separate investment (from Note (b))                                                           $ 415,764
 Less: Portion of cash consideration related to acquisition of minority interest OP units         (25,847)
 Less: Adjusted net assets acquired                                                              (287,145)
                                                                                            --------------
 Net purchase price in excess of net assets acquired                                            $ 102,772
                                                                                            ==============

 Preliminary allocation of purchase price in excess of net assets acquired:
  Increase in hotel properties                                                                  $ 102,772
  Allocation of acquisition fees to hotel properties from other assets                             22,285
                                                                                            --------------
  Total                                                                                         $ 125,057
                                                                                            ==============

     The Company made an initial investment in RFS of approximately $12.4 million whereby RFS issued one million new shares for a purchase price of $12.35 per share. Severance and termination costs, estimated to be approximately $11.8 million, have been reflected as a liability in the accompanying Unaudited Pro Forma Consolidated Balance Sheet.

(b) Reflects the sources and uses of funds for the RFS Transaction, assuming the transaction occurred and the Company's common stock was issued on March
     31, 2003 (in thousands):

        Sources of funds:
          Gross proceeds from current offering                                                         $ 225,516
          Less: Estimated stock issuance costs (including $10,149 in acquisition fees
                which have been recorded as other assets)                                                (29,317)
          Use of existing cash                                                                            37,596
          Draw on existing revolving line of credit                                                       42,725
          Permanent financing obtained **                                                                189,218
                                                                                                    -------------
          Total sources of funds                                                                       $ 465,738
                                                                                                    =============

         Uses of funds:
          Cash consideration for RFS Transaction *                                                     $ 395,322
          Repayment of loan facility                                                                      24,800
          Estimated transaction costs                                                                     20,442
          Payment of loan costs and debt acquisition fees                                                 25,174
                                                                                                    -------------
          Total uses of funds                                                                          $ 465,738
                                                                                                    =============

        * This amount includes the initial separate investment of approximately
          $12.4 million as discussed in Note (a) above and the acquisition of approximately $25.8 million in minority interest operating partnership
          ("OP") units.

       ** The RFS Transaction will initially be financed with proceeds from a bridge loan which will be refinanced with proceeds from the issuance of debt securities. The interest cost under the bridge loan is not expected to be materially greater than the interest cost for the permanent debt security financing.


                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
    FOR THE QUARTER ENDED MARCH 31, 2003 AND THE YEAR ENDED DECEMBER 31, 2002


(c) The adjustments to stockholders' equity as a result of the RFS Transaction are as follows (amounts in thousands):

         Common Stock:
           Elimination of RFS's common stock                                                              $  (291)
           Assumed sale of the Company's common stock in connection with the RFS Transaction                  226
                                                                                                     -------------
           Total                                                                                          $   (65)
                                                                                                     =============

          Capital in Excess of Par Value:
           Elimination of RFS's capital in excess of par value                                          $(408,712)
           Payment of stock issuance costs from the assumed sale of the
             Company's common stock                                                                       (19,168)
           Assumed sale of the Company's common stock in connection
             with the RFS Transaction                                                                     225,290
                                                                                                     -------------
           Total                                                                                       $ (202,590)
                                                                                                     =============

          Accumulated Distributions in Excess of Earnings:
           Elimination of RFS's pre-business combination distributions and earnings                     $ 107,772
                                                                                                     =============

          Treasury Stock:
           Elimination of RFS's treasury stock                                                           $  8,100
                                                                                                     =============

(d) In connection with the RFS Transaction, the Company will repay a loan facility of approximately $24.8 million which appears on the historical RFS balance sheet as of March 31, 2003. Additionally, the Company will obtain new permanent financing totaling approximately $189.2 million in connection with the transaction. As a result, certain RFS historical loan costs will be written off and new loan costs will be incurred by the Company. The
     Unaudited Pro Forma Consolidated Balance Sheet also reflects the Company drawing approximately $42.7 million on its revolving line of credit. The following is a summary of adjustments related to the RFS Transaction which have been included on the accompanying Unaudited Pro Forma Consolidated
     Balance Sheet (in thousands):

                 Adjustment to mortgage loans and accrued interest:
                     Proceeds from permanent financing                             $ 189,218
                                                                              ===============

                  Adjustment to line of credit:
                     Repayment of RFS loan facility                               $  (24,800)
                     Draw on existing line of credit                                  42,725
                                                                              ---------------
                     Total adjustment                                              $  17,925
                                                                              ===============

(e) Reflects additional acquisition fees from the sale of the Company's common stock and the allocation of such acquisition fees to hotel properties
     (building and equipment only). These fees are capitalized and amortized over 36 years, the estimated weighted average useful life of the Company's hotel properties. The following table summarized these adjustments (in thousands):

                 Adjustments to prepaid expenses and other assets:
                  Increase due to acquisition fees on the sale of the
                      Company's stock for the RFS Transaction                      $   10,149
                  Acquisition fees allocated to hotel properties                      (22,285)
                                                                              ----------------
                      Total change in prepaid expenses and other assets            $  (12,136)
                                                                              ================


                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
    FOR THE QUARTER ENDED MARCH 31, 2003 AND THE YEAR ENDED DECEMBER 31, 2002

(f) Reflects the write-off of loan costs relating to the loan facility that will be repaid and new loan costs that will be incurred by the Company as a result of acquiring new permanent financing. Adjustments are also shown for debt acquisition fees of approximately $21.2 million that will be incurred by the Company in connection with permanent financing. Debt acquisition fees will become payable to the Advisor of the Company immediately upon the closing of the transaction. The following is a summary of adjustments to loan costs in the accompanying Unaudited Pro Forma Consolidated Balance
     Sheet (in thousands):

                    Adjustments to loan costs:
                        Write off of existing loan costs related to
                           repaid loan facility                                       $  (6,500)
                        Additional loan costs in connection with new
                           permanent financing                                            3,928
                        Debt acquisition fees paid to Advisor in
                           connection with permanent financing                           21,246
                                                                                 ---------------
                        Total change in loan costs                                    $  18,674
                                                                                 ===============

(g) Represents the use of cash and cash equivalents to reflect the purchase of three properties for approximately $237 million (which includes closing costs of approximately $2.4 million and acquisition fees and costs of approximately $12.7 million, which had been recorded as other assets as of March 31, 2003 and have been reclassified to land, buildings and equipment). Total cash paid is shown net of approximately $79.3 million which represents mortgages on the property that were or will be assumed or will be obtained by the Company. The following is a summary of the Properties acquired (in thousands):

                                                                                    Acquisition
                                                                                     Fees and
                                                                                   Closing Costs
                                                                                   Allocated to
                                                             Purchase Price         Investments            Total
                                                             ----------------     ----------------    ----------------

           New Orleans Grande New Orleans, LA                $        92,500      $        5,883      $        98,383
           Doubletree Plano, TX                                       55,550               3,533               59,083
           Seattle Waterfront Marriott Seattle, WA                    88,900               5,654               94,554
                                                             ----------------     ----------------    ----------------
                    Total                                    $       236,950      $       15,070      $       252,020
                                                             ================     ================    ================

     The New Orleans Grande was immediately converted to a JW Marriott brand.
     The Doubletree Plano is expected to be immediately converted to a Marriott brand.

(h) Represents permanent financing of approximately $81.6 million obtained on eight properties acquired during 2002 and the assumption of two existing loans of approximately $79.3 million which was or is expected to be assumed by the Company.

(i) Represents the Company's $15.0 million investment and commitment to invest up to an additional $10.0 million in convertible preferred partnership units of Hersha Hospitality Limited Partnership.

(j) Represents gross proceeds of approximately $10.1 million from the sale of approximately 1.0 million shares in addition to the shares reflected in Note (c) and the payment of approximately $0.5 million for related acquisition fees (4.5% of gross proceeds) which are reflected as other assets, selling commissions of approximately $0.8 million (7.5% of gross proceeds) and marketing support fees of approximately $0.1 million (0.5% of proceeds) which have been netted against stockholders' equity.



                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
    FOR THE QUARTER ENDED MARCH 31, 2003 AND THE YEAR ENDED DECEMBER 31, 2002



Unaudited Pro Forma Consolidated Statement of Earnings:

(1)  The Unaudited Pro Forma Consolidated Statement of Earnings assumes that the
     RFS Transaction occurred on January 1, 2002. For purposes of the Unaudited
     Pro Forma Consolidated Statement of Earnings for the quarter ended March
     31, 2003 and the year ended December 31, 2002, the Company's historical statement of earnings for the quarter ended March 31, 2003 and the year ended December 31, 2002 was combined with RFS's historical statement of earnings for the quarter ended March 31, 2003 and the year ended December
     31, 2002.

(2)  Reflects reduction in interest and loan cost amortization expense resulting from the repayment of a loan facility of approximately $7.0 million which is included on the RFS historical balance sheet. Additionally, reflects interest due to the Company's drawing of approximately $42.7 million on its revolving line of credit and the acquisition of approximately $189.2 million in new permanent financing by the Company, including estimated debt acquisition costs. The following is a summary of the interest expense adjustment calculation for the year ended December 31, 2002 (in thousands):
                                                                                                         Estimated
                                                                                           Estimated       Annual
                                                                               Balance       Rate         Interest
                                                                           --------------------------------------------
         Additional interest and loan cost amortization as a result of RFS
              Transaction:
              Acquisition of permanent financing *                           $189,218    5.82%             $11,012
              Draw on existing line of credit                                  42,725    3.63%               1,551
              Estimated annual loan cost amortization
                    (including  debt  acquisition  fees)
                    ($25,174 for 6 years)                                                                    4,196
                                                                                                  -----------------
              Total estimated additional expenses                                                           16,759
                                                                                                  -----------------

         Reduction in interest and loan cost amortization
              as a result of repayment of the loan facility                     6,950    3.32%                 231
              Estimated  annual  loan cost  amortization
                    ($6,949 for 6 years)                                                                     1,158
                                                                                                  -----------------
              Total estimated expense reduction                                                              1,389
                                                                                                  -----------------

         Net increase in interest and loan cost amortization
         under new debt structure                                                                          $15,370
                                                                                                  =================

     * Blended estimated interest rate.

     In the event that interest rates on floating rate debt increase by one-eight of one percent, the pro forma adjustment for interest expense would increase by approximately $0.3 million.


                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
    FOR THE QUARTER ENDED MARCH 31, 2003 AND THE YEAR ENDED DECEMBER 31, 2002


     The following is a summary of the interest expense adjustment calculation for the quarter ended March 31, 2003 (in thousands):

                                                                                                    Estimated
                                                                                      Estimated      Annual
                                                                           Balance       Rate       Interest
                                                                       ------------------------------------------
         Additional interest and loan cost amortization as a result of RFS
              Transaction:
              Acquisition of permanent financing *                          $ 189,218   5.82%            $ 2,753
              Draw on existing line of credit                                  42,725   3.63%                388
              Estimated annual loan cost amortization
                    (including  debt  acquisition  fees)
                    ($25,174 for 6 years)                                                                  1,049
                                                                                                -----------------
              Total estimated additional expenses                                                          4,190
                                                                                                -----------------

         Reduction in interest and loan cost amortization
              as a result of repayment of the loan facility                    24,800   3.32%                206
              Estimated  annual  loan cost  amortization
                    ($6,949 for 6 years)                                                                     271
                                                                                                -----------------
              Total estimated expense reduction                                                              477
                                                                                                -----------------

         Net increase in interest and loan cost amortization
         under new debt structure                                                                        $ 3,713
                                                                                                =================

        * Blended interest rate.


     In the event that interest rates on floating rate debt increase by one-eight of one percent, the pro forma adjustment for interest expense would increase by approximately $0.1 million.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
    FOR THE QUARTER ENDED MARCH 31, 2003 AND THE YEAR ENDED DECEMBER 31, 2002


(3) Adjustments for estimated pro forma depreciation and amortization of real estate assets are based on the adjusted basis of hotel property assets and their estimated fair values. The increase in the historical cost basis of hotel properties acquired by the Company through the RFS Transaction (see note (a) above) was approximately $117.4 million and $125.1 million for the year ended December 31, 2002 and the quarter ended March 31, 2003, respectively. The following table summarizes the adjustments to depreciation and amortization of real estate assets (in thousands):

                                                                 Year ended           Quarter Ended
                                                                December 31,          March 31, 2003
                                                                    2003
                                                               ----------------      ----------------
     Hotel properties acquired at historical RFS book value          $ 593,289             $ 592,233
      Allocation of purchase price to hotel properties                 117,418               125,057
                                                               ----------------      ----------------
              Estimated total fixed assets                           $ 710,707               717,290
                                                               ================      ================

      Estimated allocation between land, buildings and equipment:
      Land                                                           $  71,071    10%      $  71,729       10%
      Buildings                                                        533,030    75%        537,968       75%
      Equipment                                                        106,606    15%        107,593       15%
                                                               ----------------      ----------------
              Total                                                  $ 710,707   100%        717,290      100%
                                                               ================      ================
      Annual estimated depreciation expense
      Buildings (40 years)                                           $  13,326              $  3,362
      Equipment (7 years)                                               15,229                 3,843
                                                               ----------------      ----------------
              Total estimated depreciation expense                      28,555                 7,205

      Less historical RFS depreciation expense                        (29,812)                (7,521)
                                                               ----------------      ----------------

      Estimated adjustment to depreciation expense                  $  (1,257)              $   (316)
                                                               ================      ================

(4) Represents increase in asset management fees relating to the properties acquired by the Company as a result of the pro forma transactions. Asset management fees are equal to 0.60% per year of the Company's Real Estate
     Asset Value, as defined in the Company's prospectus. These fees are paid by the Company to its Advisor on a monthly basis.

(5) For the year ended December 31, 2002, the amount represents adjustments to rental income from operating leases, hotel operating revenues and hotel operating expenses for the properties acquired and leased to taxable REIT subsidiaries of the Company as of June 30, 2003 (the "Pro Forma Leased
     Properties") and the assumption of existing leases from third parties by taxable REIT subsidiaries of the Company (the "Pro Forma Operating
     Properties") which results in hotel operating revenues of approximately
     $80.3 million offset by hotel operating expenses of approximately $66.7 million and assumes the elimination of approximately $6.0 million in rental income from operating leases.

     For the quarter ended March 31, 2003, the amount represents adjustments to hotel operating revenues and hotel operating expenses for the properties acquired by the Company as of June 30, 2003, which results in hotel operating revenues of approximately $13.6 million offset by hotel operating expenses of approximately $12.4 million.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
    FOR THE QUARTER ENDED MARCH 31, 2003 AND THE YEAR ENDED DECEMBER 31, 2002

     The following presents the actual date the Pro Forma Leased Properties were acquired or placed in service by the Company as compared to the date the Pro Forma Leased Properties were treated as becoming operational for purposes of the Pro Forma Consolidated Statement of Earnings (in thousands).

                                                                                       Date the Property
                                                                                      Became Operational
                                                                                     For Pro Forma Leased
                                                               Date Acquired               Purposes             Purchase
                                                               by the Company                                     Price
                                                           -----------------------   ----------------------    ------------

      Marriott Bridgewater, NJ                             June 14, 2002                 April 2, 2002             $61,500
      Hampton Inn Houston, TX                              September 4, 2002            January 1, 2002             14,300
      Courtyard Newark, CA                                 October 25, 2002             August 1, 2002              25,500
      Residence Inn Newark, CA                             November 15, 2002           November 1, 2002             27,300
      Doubletree Crystal City, VA                          December 19, 2002            January 1, 2002             71,000
      SpringHill Suites in Plymouth Meeting, PA            January 18, 2002             January 1, 2002             27,000
      SpringHill Suites in Manhattan Beach, CA             January 18, 2002             January 1, 2002             20,000
      TownePlace Suites in Manhattan Beach, CA             January 18, 2002             January 1, 2002             15,000
      Courtyard in Basking Ridge, NJ                       March 1, 2002                January 1, 2002             35,750
      Hyatt Regency Coral Gables Miami, FL                 February 20, 2003            January 1, 2002             36,000
      JW Marriott New Orleans, LA                          April 21, 2003               January 1, 2002             92,500
      Doubletree Plano, TX                                 Pending                      January 1, 2003             55,550
      Seattle Waterfront Marriott Seattle, WA*             May 23, 2003                 April 21, 2003              88,900

     * The Seattle Waterfront Marriott is a newly constructed Property which opened to the public on April 21, 2003. The Property did not have operating results during the Pro Forma Period presented.

     The following represents the date the Pro Forma Operating Properties were treated as becoming operational as a TRS property for purposes of the Pro
     Forma Consolidated Statement of Earnings.

                                                               Date the Property
                                                             Became Operational For
                                                               Pro Forma Purposes
                                                            -------------------------
         Courtyard in Alpharetta, GA                            January 1, 2002
         Residence Inn in Cottonwood, UT                        January 1, 2002
         TownePlace Suites in Tewksbury, MA                     January 1, 2002
         TownePlace Suites in Mt. Laurel, NJ                    January 1, 2002
         TownePlace Suites in Scarborough, ME                   January 1, 2002
         Courtyard in Orland Park, KS                           January 1, 2002
         SpringHill Suites in Durham, NC                        January 1, 2002
         SpringHill Suites in Centreville, VA                   January 1, 2002
         SpringHill Suites in Charlotte, NC                     January 1, 2002
         Residence Inn in Gwinnett, GA*                         January 1, 2002
         Residence Inn in Buckhead, GA*                         January 1, 2002



                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
    FOR THE QUARTER ENDED MARCH 31, 2003 AND THE YEAR ENDED DECEMBER 31, 2002

(6) Represents incremental increase in depreciation expense of the building and the furniture, fixture and equipment ("FF&E") portions of the Pro Forma
     Leased Properties and Pro Forma Operating Properties calculated on the straight-line basis in the amount of approximately $9.5 million and $1.5 million for the year and quarter ended December 31, 2002, and March 31, 2003, respectively. The buildings and FF&E are depreciated over useful lives of 40 and seven years, respectively.

     The following presents the amount of land, building and FF&E for each of the Pro Forma Properties (in thousands):
                                                                  Land               Building             FF&E
                                                             ----------------     ---------------    ----------------

         Hyatt Regency Coral Gables Miami, FL                          5,195              29,624               3,580
         JW Marriott New Orleans, LA*                                  9,802              78,410               9,801
         TownePlace Suites Manhattan Beach, CA                         1,748              11,886                 616
         SpringHill Suites Plymouth Meeting, PA                        1,846              23,917               1,237
         SpringHill Suites Manhattan Beach, CA                         2,680              16,322                 998
         Courtyard Newark, CA                                          1,760              20,216               3,524
         Residence Inn Newark, CA                                      1,697              21,802               3,801
         Courtyard Basking Ridge, NJ                                   3,628              31,987               1,885
         Marriott Bridgewater, NJ                                      1,046              55,247               5,207
         Doubletree Plano, TX*                                         5,886              47,089               5,886
         Seattle Waterfront Marriott Seattle, WA*                      9,419              75,359               9,420

         *        Amounts are estimated values.

(7)  Represents estimated interest incurred on new borrowings of approximately
     $160.9 million at a weighted average interest rate of approximately 7.3 percent (other than for the RFS Transaction) for existing properties for the period from when the properties were acquired by the Company through the end of the Pro Forma Period.

(8) Historical earnings per share were calculated based upon the weighted average number of shares of common stock outstanding during the year and quarter ended December 31, 2002 and March 31, 2003. As a result of receipt of gross proceeds from the sale of shares, through June 30, 2003, pro forma earnings per share were calculated based upon the weighted average number of shares of common stock outstanding, as adjusted for the subsequent sale of shares as if the proceeds were available in connection with the acquisition of the pro forma properties and other investments described in Notes above.

(9)  Represents adjustment to equity in earnings/loss of the Hilton 2
     Partnership, an unconsolidated subsidiary in which the Company will own a
     75% interest, for the Pro Forma Period. This subsidiary is not currently consolidated because the Company does not have sole majority control over the operations of the partnership. The following information represents historical information for the year and quarter ended December 31, 2002 and
     March 31, 2003 (in thousands):
                                                  December 31,            March 31,
                                                      2002                  2003
                                                 ---------------        --------------
                Revenues:
                Hotel revenues                         $138,105                $7,714

                Expenses:
                Hotel expense                           101,619                 5,292
                Depreciation                             13,495                   911
                Interest                                 13,419                 1,875
                                                 ---------------        --------------

                Net income (loss)                         9,572                  (364)

                Ownership percentage                      75.00%                75.00%
                                                 ---------------        --------------
                Equity in earnings (loss)               $ 7,179                $ (273)
                                                 ===============        ==============

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
    FOR THE QUARTER ENDED MARCH 31, 2003 AND THE YEAR ENDED DECEMBER 31, 2002

(10) Represents adjustment to equity in earnings/loss of the Interstate Joint Venture, an unconsolidated subsidiary in which the Company owns an 85% interest, for the Pro Forma Period. This subsidiary is not currently consolidated because the Company does not have sole majority control over the operations of the joint venture. The following information represents historical information for the Hampton Inn in Houston for the period from January 1, 2002 through the date of acquisition (in thousands):

                Revenues:
                Hotel revenues                             $ 3,419

                Expenses:
                Hotel expense                                2,798
                Depreciation                                   332
                Interest                                       484
                                                      -------------

                Net loss                                      (195)

                Ownership percentage                         85.00%
                                                      -------------
                Equity in loss                               $(166)
                                                      =============

(11) Represents adjustment to equity in earnings/loss of the San Francisco Joint Venture, an unconsolidated subsidiary in which the Company owns a 50% interest, for the Pro Forma Period. This subsidiary is not currently consolidated because the Company does not have sole majority control over the operations of the joint venture. The following information represents historical information for the period from January 1, 2002 through the date of acquisition (in thousands):

                Revenues:
                Hotel revenues                             $ 5,938

                Expenses:
                Hotel expense                                3,995
                Depreciation                                 1,289
                Interest                                     1,797
                                                      -------------

                Net loss                                    (1,143)

                Ownership percentage                         50.00%
                                                      -------------
                Equity in loss                               $(572)
                                                      =============

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED FOR THE QUARTER ENDED MARCH 31, 2003 AND THE YEAR ENDED DECEMBER 31, 2002

(12) Represents the Company's 10.5 percent preferred return on its $15.0 million investment and assumed $10.0 million of additional investments in convertible preferred partnership units of Hersha Hospitality Limited Partnership.

(13) Represents an adjustment to conform to accounting policies of the Company which did not early adopt Statement of Financial Accounting Standards, No. 145 ("SFAS 145"), "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB No. 13, and Technical Corrections," as of January 1, 2002. SFAS 145 rescinds the provisions of SFAS 4 that required the loss on the extinguishments of debt of approximately $6.9 million (excludes the $3.2 million swap terminations costs) to be reported net of tax as an extraordinary item. Accordingly, the effect of these debt extinguishment costs is not reflected in the accompanying Unaudited Pro Forma Consolidated Statement of Earnings as extraordinary items are generally not included for pro forma purposes.

(14) Adjustment to reflect the impact of the acquisition of the minority interest in OP units of RFS by the Company.

                      INDEX TO OTHER FINANCIAL INFORMATION



The following summarized financial information is filed as part of this report as a result of the Company entering into an agreement with RFS regarding the pending transaction as described in "Business -- Pending Investments." The summarized financial information presented for RFS as of December 31, 2002 and 2001, and for each of the years ended December 31, 2002, 2001 and 2000 was obtained from the Form 10-K filed by RFS with the Commission for the year ended December 31, 2002. The summarized financial information presented for RFS as of March 31, 2003 and for the quarter ended March 31, 2003 was obtained from the Form 10-Q filed by RFS for the quarter ended March 31, 2003.

                                                                                                    Page
                                                                                                 -----------
RFS and Subsidiaries:

    Selected Financial Data as of March 31, 2003, December 31, 2002 and 2001 and
       for the quarter ended March 31, 2003, and the years ended December 31,
       2002, 2001, and 2000                                                                           39



                           OTHER FINANCIAL INFORMATION

                              RFS and Subsidiaries
                             Selected Financial Data
                      (in thousands, except per share data)

Condensed Consolidated Balance Sheets Data:
                                                         March 31,         December 31,       December 31,
                                                           2003               2002               2001
                                                       -------------     ---------------    ----------------

Investment in hotel properties, net                       $ 592,233          $  593,289          $  615,562
Other assets                                                 53,154              49,366              53,300
Mortgages and other notes payable                           279,802             284,279             219,947
Line of credit                                               24,800               6,950              81,188
Minority interest                                            27,473              28,047              31,059
Accounts payable and accrued expenses                        20,181              22,160              20,857
Series B preferred stock                                        ---                 ---              25,000
Stockholders' equity                                        293,131             301,219             290,811


Condensed Consolidated Statements of Income Data:
                                                            Quarter           Year              Year               Year
                                                             Ended           Ended,            Ended,             Ended,
                                                           March 31,      December 31,      December 31,       December 31,
                                                             2003             2002              2001               2000
                                                         --------------  ----------------  ----------------  -----------------

Total hotel revenue                                           $44,610         $ 198,898       $   220,238        $   106,786
Hotel operating expense                                       (11,679           (49,346)          (52,313)               ---
Undistributed operating expenses                              (28,693)         (115,098)         (182,523)           (44,576)
                                                         --------------  ----------------  ----------------  -----------------

Operating income (loss)                                         4,238            34,454           (14,598)            62,210

Interest expense and other expenses from continuing
  operations                                                   (5,884)          (35,473)             (178)           (27,252)
                                                         --------------  ----------------  ----------------  -----------------

Income (loss) from continuing operations                       (1,646)           (1,019)          (14,776)            34,958

Effect of discontinued operations and other
  adjustments                                                      (9)           (6,221)            3,063             (5,580)
                                                         --------------  ----------------  ----------------  -----------------

Net income (loss)                                            $ (1,655)        $  (7,240)      $   (11,713)       $    29,378
                                                         ==============  ================  ================  =================

Basic earnings (loss) per share                               $ (0.06)        $   (0.26)      $     (0.47)       $      1.20
                                                         ==============  ================  ================  =================

Diluted earnings (loss) per share                             $ (0.06)        $   (0.26)      $     (0.47)       $      1.20
                                                         ==============  ================  ================  =================
